Execution Version

BOFA SECURITIES, INC. BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	CITIZENS BANK, N.A. 28 State Street Boston, MA 02109	MUFG 1221 Avenue of the Americas 6th Floor New York, NY 10020
SUNTRUST ROBINSON HUMPHREY, INC. TRUIST BANK 3333 Peachtree Rd. 10th Floor, South Tower Atlanta, GA 30326	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, N.A. 550 South Tryon Street Charlotte, NC 28202	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square New York, NY 10036
SANTANDER BANK, N.A. 28 State Street Boston, MA 02019	KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC. 127 Public Square Cleveland, OH 44114	REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK 615 South College Street Charlotte, NC 28202
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005		FIFTH THIRD BANK, NATIONAL ASSOCIATION 142 West 57th Street Suite 1600 New York, NY 10019

February 10, 2020
WEX Inc.
97 Darling Avenue
South Portland, ME 04106
Attention: Roberto Simon, Hilary A. Rapkin, Michael Thomas and Frank Douglass
Project Summit
Amended and Restated Commitment Letter
Ladies and Gentlemen:
WEX Inc. (“you” or the “Company”) has advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Citizens Bank, N.A. (“Citizens”), MUFG (as defined below), SunTrust Robinson Humphrey, Inc. (“STRH”), Truist Bank (“Truist Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Wells Fargo Bank, N.A. (“Wells Fargo Bank”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMO”), Santander Bank, N.A. (“Santander”), KeyBank National Association (“KeyBank”), KeyBanc Capital Markets Inc. (“KBCM”), Regions Capital Markets (“Regions”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”) and Fifth Third Bank, National Association (“Fifth Third” and, together with Bank of America, BofA Securities, Citizens, MUFG, STRH, Truist Bank, Wells Fargo Securities, Wells Fargo Bank, Bank of Montreal, BMO, Santander, KeyBank, KBCM, Regions, DBNY and DBSI, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) directly or indirectly, the target identified to us as “Everest” (the “Everest Target”) and the target identified to us as “Olympus” (the “Olympus Target” and together with the Everest Target, the

“Acquired Business”). The Acquisition will be effected through the acquisition of shares of each of the Olympus Target and the Everest Target. The Company, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”. “MUFG” means MUFG Union Bank, N.A., MUFG Bank, Ltd., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein.
You have also advised us that you intend to finance the Acquisition, the refinancing of the Revolving Credit Facility and the Term A-3 Loans (each as defined in the Existing Credit Agreement (as hereinafter defined)) to the extent that the Financial Covenant Amendment Trigger (as hereinafter defined) shall not have occurred (the “Backstop Refinancing”), the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources: (a) $2,796 million (as may be reduced as expressly provided below) in senior secured credit facilities of the Borrowers (as hereinafter defined) (collectively, the “Senior Credit Facilities”) comprised of (i) a term loan B facility of $1,976 million (as may be reduced as expressly provided below) (the “Term Loan Facility”), comprised of $1,052 million to fund the Transaction (the “Acquisition Term Loans”) and $924 million to be used to refinance the Term A-3 Loans to the extent that the Financial Covenant Amendment Trigger shall not have occurred (the “TLA Backstop Term Loans”), and (ii) to the extent that the Financial Covenant Amendment Trigger shall not have occurred, a revolving credit facility of $820.0 million (the “Revolving Credit Facility”), (b) an amount equal to $300 million in gross proceeds from the issuance and sale by the Company of senior unsecured notes (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, an amount equal to $300 million in senior unsecured bridge loans (the “Bridge Loans” and together with any Rollover Loans and Exchange Notes (each, as defined in Annex II-A hereto), the “Bridge Facility” and, collectively with the Senior Credit Facilities, the “Facilities”) made available to the Company as interim financing to the Permanent Securities (as defined in Annex II-A hereto) in each case of this clause (b), less the aggregate amount of gross proceeds of Permanent Securities received by the Company since the date of execution of this Commitment Letter, (c) the issuance of common stock (the “Equity Issuance”) of the Company as part of the consideration for the Acquisition in accordance with the Share Purchase Agreement, dated as of January 24, 2020, relating to the Acquisition among the Everest Target, the Olympus Target, Travelport Limited, Toro Private Holdings I, Ltd., the Everest Sellers named therein, the Olympus Sellers named therein (together with Travelport Limited, Toro Private Holdings I, Ltd. and the Everest Sellers, the “Sellers”) and WEX Inc. (the “Acquisition Agreement”) and (d) to the extent consummated, any Additional Equity Issuance (as defined herein). The Acquisition, the entering into and initial funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of consummation of the Acquisition is referred to herein as the “Closing Date.”
You have also advised us that in connection with the Transaction, you are seeking to amend the Existing Credit Agreement as set forth on Schedule I hereto (the “Financial Covenant Amendment”).
The parties hereto acknowledge and agree that this Amended and Restated Commitment Letter supersedes and replaces in all respects the Commitment Letter (the “Original Commitment Letter”) dated as of January 24, 2020 (the “Original Signing Date”) by and among you, Bank of America and BofA Securities. However, the parties acknowledge and agree that, except to the extent contemplated hereby, this Commitment Letter does not constitute a novation or termination of your or our obligations or liabilities under the Original Commitment Letter, as in effect prior to the date hereof.

1.Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide 100% of the Revolving Credit Facility and the TLA Backstop Loans (in such capacity, the “Backstop Lender”), (b)(i) Bank of America is pleased to advise you of its commitment to provide 40.0% of the Acquisition Term Loans, (ii) Citizens is pleased to advise you of its commitment to provide 10.5% of the Acquisition Term Loans, (iii) MUFG is pleased to advise you of its commitment to provide 10.5% of the Acquisition Term Loans, (iv) Truist Bank is pleased to advise you of its commitment to provide 9.5% of the Acquisition Term Loans, (v) Wells Fargo Bank is pleased to advise you of its commitment to provide 9.0% of the Acquisition Term Loans, (vi) Bank of Montreal is pleased to advise you of its commitment to provide 6.0% of the Acquisition Term Loans, (vii) Santander is pleased to advise you of its commitment to provide 6.0% of the Acquisition Term Loans, (viii) KeyBank is pleased to advise you of its commitment to provide 3.5% of the Acquisition Term Loans, (ix) Regions is pleased to advise you of its commitment to provide 2.0% of the Acquisition Term Loans, (x) DBNY is pleased to advise you of its commitment to provide 1.5% of the Acquisition Term Loans and (xi) Fifth Third is pleased to advise you of its commitment to provide 1.5% of the Acquisition Term Loans (each, in such capacity, an “Initial Senior Lender” and collectively, the “Initial Senior Lenders”), subject only to the satisfaction of the conditions set forth in paragraph 5 below, the conditions in the section entitled “Conditions Precedent to Closing and Initial Funding” in Annex I hereto and the conditions in Annex III hereto) (Annex I and Annex III, collectively, the “Senior Financing Summary of Terms”), (c)  each of BofA Securities, Citizens, MUFG, STRH, Wells Fargo Securities, BMO, Santander, KBCM, Regions, DBSI and Fifth Third are pleased to advise you of their willingness, and you hereby engage each of BofA Securities, Citizens, MUFG, STRH, Wells Fargo Securities, BMO, Santander, KBCM, Regions, DBSI and Fifth Third, to act as joint lead arrangers and joint bookrunning managers (each in such capacity, the “Senior Lead Arranger” and collectively, the “Senior Lead Arrangers”) for the Acquisition Term Loans, and in connection therewith to form a syndicate of lenders for the Acquisition Term Loans (collectively, the “Senior Lenders”) in consultation with you, (d)(i) Bank of America is pleased to advise you of its commitment to provide 40.0% of the Bridge Loans, (ii) Citizens is pleased to advise you of its commitment to provide 10.5% of the Bridge Loans, (iii) MUFG is pleased to advise you of its commitment to provide 10.5% of the Bridge Loans, (iv) Truist Bank is pleased to advise you of its commitment to provide 9.5% of the Bridge Loans, (v) Wells Fargo Bank is pleased to advise you of its commitment to provide 9.0% of the Bridge Loans, (vi) Bank of Montreal is pleased to advise you of its commitment to provide 6.0% of the Bridge Loans, (vii) Santander is pleased to advise you of its commitment to provide 6.0% of the Bridge Loans, (viii) KeyBank is pleased to advise you of its commitment to provide 3.5% of the Bridge Loans, (ix) Regions is pleased to advise you of its commitment to provide 2.0% of the Bridge Loans, (x) DBNY is pleased to advise you of its commitment to provide 1.5% of the Bridge Loans and (xi) Fifth Third is pleased to advise you of its commitment to provide 1.5% of the Bridge Loans (each in such capacity, an “Initial Bridge Lender” and collectively, the “Initial Bridge Lenders” and together with the Initial Senior Lenders, the “Initial Lenders”), subject only to the satisfaction of the conditions set forth in paragraph 5 below, the conditions in the section entitled “Conditions Precedent” in Annex II hereto and the conditions in Annex III hereto) (Annex II and Annex III, collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”), (e) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” for the Bridge Facility and (f) each of BofA Securities, Citizens, MUFG, STRH, Wells Fargo Securities, BMO, Santander, KBCM, Regions, DBSI and Fifth Third are also pleased to advise you of their willingness, and you hereby engage each of BofA Securities, Citizens, MUFG, STRH, Wells Fargo Securities, BMO, Santander, KBCM, Regions, DBSI and Fifth Third, to act as joint lead arrangers and bookrunning managers (each in such capacity, a “Bridge Lead Arranger” and collectively, the “Bridge Lead Arrangers” and together with the Senior Lead Arrangers, the “Lead Arrangers”) for the Bridge Loans, and in connection therewith to form a syndicate of lenders for the Bridge Loans (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you. It is understood and agreed that BofA Securities will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.
You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in any of the Facilities unless you and we shall so agree.
Notwithstanding any provision of this Commitment Letter to the contrary, if (x) the Company, the Required Financial Covenant Lenders (as defined in the Existing Credit Agreement) and the Administrative Agent have executed a definitive amendment (the “Amendment Agreement”) with respect to the Financial Covenant Amendment (including as set forth the next paragraph) and all conditions precedent to the effectiveness of the Financial Covenant Amendment, other than the substantially concurrent consummation of the Acquisition and the payment of consent fees, have been satisfied (the “Financial Covenant Amendment Trigger”), (i) the commitments of the Backstop Lender hereunder with respect to the Revolving Credit Facility (but, for the avoidance of doubt, not under the Existing Credit Agreement) shall be automatically and permanently reduced to zero and (ii) the commitments of the Backstop Lender with respect to the TLA Backstop Term Loans shall be reduced to zero (this clause (x)(ii), the “TLA Backstop Commitment Reduction”) or (y) the Company issues common stock (or other equity on terms reasonably acceptable to the Commitment Parties) in addition to the Equity Issuance, the net cash proceeds of which are to be used as consideration for the Acquisition (any such issuance, an “Additional Equity Issuance”) (provided, that the Company may, at its option, elect to deem any such issuance of equity as an Additional Equity Issuance at such earlier time as the Company otherwise enters into a commitment letter or other definitive agreement to issue any such equity on or prior to the Closing Date), the commitments of the Initial Senior Lenders with respect to, at the option of the Company, the Acquisition Term Loans and/or the Bridge Facility, shall be reduced in an aggregate amount equal to the net cash proceeds actually received by the Company from such Additional Equity Issuance (any such reduction with respect to the Acquisition Term Loans, the “Acquisition Term Loan Commitment Reduction” and any such reduction with respect to the Bridge Facility, the “Bridge Commitment Reduction”); provided that the commitments with respect to the Bridge Facility shall not be reduced to less than $300.0 million unless they are reduced to zero. Each of the Company and the Backstop Lender acknowledges that as of the date hereof, the Financial Covenant Amendment Trigger has occurred and, as a result, the commitments of the Backstop Lender with respect to the Revolving Credit Facility (but, for the avoidance of doubt, not under the Existing Credit Agreement) and the TLA Backstop Term Loans have been reduced to zero as expressly contemplated above.
In addition, each of the Company and each Initial Lender in each of its capacities as a Revolving Credit Lender and Term A-3 Lender (each as defined in the Existing Credit Agreement) under the Existing Credit Agreement, hereby irrevocably consents to the Financial Covenant Amendment subject to the occurrence of the Closing Date and agrees to execute a counterpart to the Amendment Agreement (with respect to the Company, in substantially the form agreed between the Company and the Commitment Parties as of the date of this letter agreement). Each Initial Lender agrees that if it assigns any portion of its Revolving Credit Commitment (as defined in the Existing Credit Agreement) or Term A-3 Loans prior to the effective date of the Financial Covenant Amendment, any such assignment shall be subject to the assignee irrevocably consenting to the Financial Covenant Amendment. Any such assignment that does not comply with the foregoing sentence shall be void ab initio.
2.    Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter related to the Facilities to one or more financial institutions selected by the Lead Arrangers in consultation with you (but in any event excluding any financial institutions identified in writing by you to the Lead Arrangers prior to the Original Signing Date (“Excluded Institutions”)) that are reasonably acceptable to you (with your consent not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (a) except as you otherwise agree, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including the obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (b) no such syndication, assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities, and (c) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights with respect to their commitments hereunder with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facilities on the Closing Date has occurred; provided that, prior to the Closing Date, the Initial Bridge Lenders shall not assign any commitments under the Bridge Facility without your prior written consent if such assignment would result in the Initial Bridge Lenders jointly holding less than 51% of the aggregate principal amount of commitments under the Bridge Facility.
You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of each of the Facilities that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business and its advisors to provide, the Lead Arrangers and the Lenders upon request with all customary information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, all customary projected financial information of the Companies, (b) your assistance in the preparation of one or more information memoranda with respect to the Facilities in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other customary offering and marketing materials to be used in connection with the syndication of each Facility, (c) until the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication (as defined in the Fee Letter) of the Facilities (such date, the “Syndication Date”), your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships, (d) your using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period (as hereinafter defined), monitored public corporate credit or family ratings (but not any specific rating or ratings) of the Company after giving effect to the Transaction and ratings of the Term Loan Facility, the Bridge Facility and the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) prior to the Syndication Date, your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by the Companies (other than (i) the Facilities, including Permanent Securities or other securities issued in lieu of or to refinance the Bridge Facility in whole or in part, (ii) any issuances of debt by WEX Bank in the ordinary course, (iii) overdraft lines, (iv) any unsecured notes issued to finance the Transaction other than as set forth in clause (i) above and/or refinance all or a portion of the Company’s

4.75% Senior Notes due 2023 (the “Additional Unsecured Notes”), (v) any accounts receivable securitization facilities of the Company or its subsidiaries and (vi) up to $400.0 million of borrowings of revolving loans under the Existing Credit Agreement to finance the Acquisition so long as the amount of the Acquisition Term Loans to be funded on the Closing Date is reduced on a dollar for dollar basis), including any renewals or refinancings of any existing debt or, in each case, that, in the reasonable judgment of the Majority Lead Arrangers (as defined in the Fee Letter, except that for purposes of this paragraph, the Majority Lead Arrangers must include BofA Securities), could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent (not to be unreasonably withheld) of the Majority Lead Arrangers (it being understood that ordinary course working capital borrowings under the existing revolving credit facilities of the Companies and any debt permitted to be incurred under the Acquisition Agreement shall be permitted) and (f) prior to the Syndication Date, your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, any of the requirements above (including the obtaining of the Ratings referenced above, and the commencement or completion of any syndication of the Facilities) shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summaries of Terms and in the Fee Letter. It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of successful completion of syndication of the Facilities constitute a condition to availability of the Facilities on the Closing Date.
The parties agree that prior to the commencement of any syndication of the Facilities, the Company and the Lead Arrangers will consult with each other in good faith as to the best permanent financing structure available to the Company given the market conditions at such time (it being understood that the Commitment Parties are not providing commitments with respect to any financing except as expressly set forth herein with respect to the Facilities).
3.    Information Requirements. You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written information, other than Projections (as defined below) and other than information of a general or industry-specific nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transaction (including such information, to the best of your knowledge, relating to the Acquired Business) (the “Information”) is and will be, when furnished, correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) (to the best of your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon reasonable assumptions at the time such Projections were made available to the Lead Arrangers (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the Closing Date and, if requested by us, for such period thereafter as is necessary to complete the Successful Syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.
You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information, the Projections, the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. It is understood and agreed that the Company will exclude MNPI from the Public Information Materials with respect to the Companies and the Acquisition.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, (x) at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent (and its affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) marketing term sheets and administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts (approved in writing by the Administrative Agent (or its affiliates)) and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
4.    Fees and Indemnities.
(a)    You agree to pay the fees set forth in the Fee Letter. You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agents, and of any special and local counsel to the Lenders retained by the Lead Arrangers and due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Facilities. You acknowledge that certain Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
(b)    You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s gross negligence or willful misconduct or (B) a material breach by such Indemnified Party of its obligations under this Commitment Letter or (ii) arises from a proceeding by an Indemnified Party against an Indemnified Party (other than an action (X) involving alleged conduct by you or any of your affiliates or (Y) against an arranger or administrative agent in its capacity as such). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party or any other person, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business or your or its subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.
5.    Conditions to Financing. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction (or waiver by the Commitment Parties) of each of the following conditions precedent: (a) you shall have accepted the separate amended and restated fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”) as provided therein for the Facilities; (b) the execution and delivery by the Borrowers and the Guarantors (provided that Guarantors that relate to the Acquired Business shall only be required to execute and deliver any documentation substantially simultaneously with the consummation of the Acquisition) of definitive documentation with respect to each Facility, which shall (i) be consistent with this Commitment Letter and the Fee Letter, (ii) be subject in all respects to the Funds Certain Provisions (as defined below) and (iii) give effect to the Senior Facilities Documentation Standard (as defined in Annex I) and the Bridge Documentation Standard (as defined in Annex II) (the “Credit Documentation”), as applicable; and (c) the satisfaction of each of the conditions set forth in Annex III hereto; and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) without limiting clause (ii) below, the only representations relating to the Acquired Business, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (ii) the only representations made by the Borrowers and the Guarantors the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers set forth in Sections 5.01(a), 5.01(b)(ii), 5.02 (other than clauses (b) and (c) thereof), 5.04, 5.14, 5.20(a), 5.23(a) and 5.24 (solely with respect to the use of proceeds on the Closing Date), in each case, of the Existing Credit Agreement (it being understood that any applicable requirements of Section 6.13 of the Existing Credit Agreement shall be required to be complied with substantially concurrently with the consummation of the Acquisition on the Closing Date with respect to subsidiaries organized in, or collateral located in, the United States that are a part of the Acquired Business; provided that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement in the applicable UCC filing office or the delivery of certificates evidencing equity interests in material domestic wholly owned subsidiaries of the Acquired Business (except for any such subsidiaries of the Acquired Business with respect to which the Company has not received such certificates from the Acquired Business after use of commercially reasonable efforts to obtain such certificates)) is not provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to any applicable requirements of Section 6.13 of the Existing Credit Agreement). The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.
6.    Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties except (i) this Commitment Letter and the Fee Letter may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Sellers and the Acquired Business; provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Commitment Parties, (ii) Annex I and Annex II and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter and otherwise in connection with the Transaction may be disclosed as part of generic disclosure regarding sources and uses for closing of the Transaction (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing relating to the Acquisition or the Facilities, and (vi) the Commitment Letter and Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law).
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and Annex II and is supplied only on a confidential basis or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the second anniversary of the Original Signing Date.
You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of such persons and other information that will allow the Commitment Parties, as applicable, to identify such persons in accordance with the U.S.A. Patriot Act and the Beneficial Ownership Regulation.
7.    Survival of Obligations. The provisions of Sections 2, 3, 4, 6 (except as provided in Section 6) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities.
8.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of “Material Adverse Effect”, and the determination whether a Material Adverse Effect has occurred, (b) the determination whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement and (c) the determination of whether as a result of any inaccuracy of any Acquisition Agreement Representation you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, shall, in each case, be governed by and construed in accordance with English law without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).
Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on February 10, 2020, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 11:59 p.m. (New York City time) on the date that is two business days following the Outside Date (as defined in the Acquisition Agreement as in effect on January 24, 2020), (b) the closing of the Acquisition without the use of the Facilities and (c) the termination of the Acquisition Agreement in accordance with its terms (such earliest date, the “Termination Date”). In addition, the commitments of the Commitment Parties shall be terminated or reduced as expressly provided in accordance with the terms of the third paragraph of Section 1 above. You may terminate or reduce the commitments of the Initial Lenders under this Commitment Letter (in whole or in part at any time and from time to time) in respect of the Term Loan Facility (solely with respect to the Acquisition Term Loans) and/or the Bridge Facility; provided that (i) the commitments in respect of the Bridge Facility shall not be reduced to less than $300.0 million unless they are reduced to zero and (ii) any such commitment termination or reduction will reduce the commitments of each Initial Lender in respect of the Term Loan Facility and/or Bridge Facility, as applicable, on a pro rata basis.
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We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:	/s/ Jeff Piercy Name: Jeff Piercy Title: Director
BOFA SECURITIES, INC.

By:	/s/ Jeff Piercy Name: Jeff Piercy Title: Director

Signature Page to Project Summit Commitment Letter

CITIZENS BANK, N.A.

By:     /s/ Drew Galloway____________________
Name: Drew Galloway
Title: Vice President

Signature Page to Project Summit Commitment Letter

MUFG BANK, LTD.

By:    _/s/ James Gorman___________________
Name: James Gorman
Title: Managing Director

Signature Page to Project Summit Commitment Letter

SUNTRUST ROBINSON HUMPHREY, INC.

By:    _/s/ Tim O’Leary______________________
Name: Tim O’Leary
Title: Managing Director

TRUIST BANK

By:    _/s/ Brian M. Lewis___________________
Name: Brian M. Lewis
Title: Managing Director

Signature Page to Project Summit Commitment Letter

WELLS FARGO SECURITIES, LLC

By:    _/s/ Mitch Williams_________________
Name: Mitch Williams
Title: Vice President

WELLS FARGO BANK, N.A.

By:    _/s/ Nathan Paouncic________________
Name: Nathan Paouncic
Title: Vice President

Signature Page to Project Summit Commitment Letter

BANK OF MONTREAL

By:    _/s/ David Lynch____________________
Name: David Lynch
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:    _/s/ David Lynch____________________
Name: David Lynch
Title: Managing Director

Signature Page to Project Summit Commitment Letter

SANTANDER BANK, N.A.

By:    _/s/ David Swoyer___________________
Name: David Swoyer
Title: Executive Director, Middle Market

Signature Page to Project Summit Commitment Letter

KEYBANC NATIONAL ASSOCIATION

By:    _/s/ Robert Levy____________________
Name: Robert Levy
Title: Director

KEYBANC CAPITAL MARKETS INC.

By:    _/s/ Robert Levy____________________
Name: Robert Levy
Title: Director

Signature Page to Project Summit Commitment Letter

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:    _/s/ Russ Fallis_____________________
Name: Russ Fallis
Title: Managing Director

Signature Page to Project Summit Commitment Letter

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:    _/s/ Celine Catherine___________________
Name: Celine Catherine
Title: Managing Director

By:    _/s/ Joseph Devine_____________________
Name: Joseph Devine
Title: Director

DEUTSCHE BANK SECURITIES, INC.

By:    _/s/ Celine Catherine___________________
Name: Celine Catherine
Title: Managing Director

By:    _/s/ Joseph Devine_____________________
Name: Joseph Devine
Title: Director

Signature Page to Project Summit Commitment Letter

DEUTSCHE BANK AG NEW YORK BRANCH

By:    _/s/ Sandeep Desal ___________________
Name: Sandeep Desal
Title: Managing Director

By:    _/s/ Joseph Devine_____________________
Name: Joseph Devine
Title: Director

Signature Page to Project Summit Commitment Letter

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:    _/s/ Lydia Altman___________________
Name: Lydia Altman
Title: Senior Vice President

Signature Page to Project Summit Commitment Letter

Accepted and agreed to as of the date
first written above:
WEX INC.

By:	/s/ Michael Thomas Name: Michael Thomas Title: Vice President and Treasurer

Signature Page to Project Summit Commitment Letter

SCHEDULE I
FINANCIAL COVENANT AMENDMENT
Section 7.11(b) of the Existing Credit Agreement shall be amended to (i) revise the table set forth therein to be as follows:

Fiscal Quarter Ended During the Periods Below	Maximum Consolidated Leverage Ratio
September 30, 2018 through September 30, 2019	5.50:1:00
December 31, 2019 through September 30, 2020	5.75:1:00
December 31, 2020 through September 30, 2021	5.50:1:00
December 31, 2021 through September 30, 2022	5.00:1:00
December 31, 2022 and thereafter	4.75:1.00
and (ii) remove the last sentence thereof.

ANNEX I
SUMMARY OF TERMS AND CONDITIONS
SENIOR CREDIT FACILITIES
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.
Borrowers:    WEX Inc., a Delaware corporation (the “Company”) and, with respect to the Revolving Credit Facility, WEX International Holdings and any other subsidiary of the Company appointed as a Designated Borrower (as defined in the Existing Credit Agreement (collectively, the “Borrowers”).
Guarantors:    Same as the Existing Credit Agreement.
Senior Administrative and Collateral Agent:    Bank of America, N.A. (“Bank of America”) will continue to act as sole and exclusive administrative and collateral agent for the Lenders (the “Senior Administrative Agent”).

Joint Lead Arrangers and Bookrunning Managers:    BofA Securities, Inc. (or any of its affiliates) (“BofA Securities”), Citizens Bank, N.A. (“Citizens”), MUFG (as defined below), SunTrust Robinson Humphrey, Inc. (“STRH”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), BMO Capital Markets Corp. (“BMO”), Santander Bank, N.A. (“Santander”), KeyBanc Capital Markets Inc. (“KBCM”), Regions Capital Markets (“Regions”), Deutsche Bank Securities Inc. (“DBSI”) and Fifth Third Bank, National Association (“Fifth Third”) will act as joint lead arrangers and joint bookrunning managers for the Acquisition Term Loans (the “Senior Lead Arrangers”). “MUFG” means MUFG Union Bank, N.A., MUFG Bank, Ltd., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein.

Senior Lenders:    Banks, financial institutions and institutional lenders selected by the Senior Lead Arrangers in consultation with the Company (excluding the Excluded Institutions) and that are reasonably acceptable to the Company (with the Company’s consent not to be unreasonably withheld, conditioned or delayed) and, after the initial funding of the Senior Credit Facilities, subject to the restrictions set forth in the Assignments and Participations section below (the “Senior Lenders”).
Existing Credit Agreement:    Credit Agreement, dated as of July 1, 2016 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Company, certain subsidiaries of the Company, as borrowers or guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto.
Facilities:    An aggregate principal amount of $2,796.0 million will be available through the following facilities:
Term Loan Facility: a $1,976.0 million (as may be reduced by the TLA Commitment Reduction and/or the Acquisition Term Loan Commitment Reduction) term loan B facility incurred pursuant to Section 2.17 and Section 2.18 of the Existing Credit Agreement in the form of a new class of term loans, all of which will be drawn on the Closing Date (the “Term Loan Facility”). The Term Loan Facility will be available in U.S. Dollars. As of the date hereof, the TLA Commitment Reduction has occurred in accordance with its terms and, as a result, the Term Loan Facility size has been reduced to $1,052.0 million.

Annex I-1

Revolving Credit Facility: to the extent that the Financial Covenant Amendment Trigger shall not have occurred, a $820.0 million revolving credit facility (the “Revolving Credit Facility”), pursuant to Section 2.18 of the Existing Credit Agreement as Refinancing Revolving Credit Commitments (as defined in the Existing Credit Agreement) to replace all outstanding revolving commitments under the Existing Credit Agreement, available from time to time on or after the Closing Date until the Revolving Maturity Date (as defined below), and to include a committed sublimit of $250.0 million for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) and a sublimit for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Letters of Credit may be issued on the Closing Date in order to backstop, roll over or replace letters of credit outstanding under the Existing Credit Agreement. The Revolving Credit Facility will be available in U.S. Dollars and in “Alternative Currencies” (as defined in the Existing Credit Agreement). As of the date hereof, the Financial Covenant Trigger has occurred in accordance with its terms and, as a result, the commitments of the Backstop Lender with respect to the Revolving Credit Facility (but, for the avoidance of doubt, not under the Existing Credit Agreement) have been reduced to zero.
Swingline Option:    Same as the Existing Credit Agreement, Bank of America, N.A., in its capacity as the swingline lender, may make Swingline Loans available on a same day basis.
Purpose:    The proceeds of the borrowings under the Senior Credit Facilities on the Closing Date, together with, the Equity Issuance, the Additional Equity Issuance, if any, and any proceeds of the Bridge Facility or Permanent Securities, shall be used (i) to finance in part the Acquisition, (ii) to consummate the Backstop Refinancing (if applicable) and (iii) to pay fees and expenses incurred in connection with the Transaction; provided that up to $400.0 million under the Revolving Credit Facility may be borrowed on the Closing Date to finance the Acquisition so long as the amount of Acquisition Term Loans to be funded on the Closing Date is reduced on a dollar for dollar basis. In addition to the foregoing, the proceeds of the Revolving Credit Facility shall be used to provide ongoing working capital, to finance acquisitions, restricted payments, to refinance indebtedness and for other general corporate purposes of the Company and its subsidiaries.
Interest Rates:    The interest rates per annum (calculated on a 360-day basis) applicable to the Senior Credit Facilities will be, at the option of the applicable Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The “Applicable Margin” means (a) with respect to the Revolving Credit Facility, initially 3.50% per annum, in the case of LIBOR advances, and 2.50% per annum, in the case of Base Rate advances, and (b) with respect to the Term Loan Facility, 2.50% per annum, in the case of LIBOR advances, and 1.50% per annum, in the case of Base Rate advances. From and after delivery of the financial statements for the first full fiscal quarter following the Closing Date, the Applicable Margins with respect to the Revolving Credit Facility will be subject to adjustment based on the grid set forth below:

Annex I-2

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Base Rate Loans	Eurocurrency Rate Loans (Letters of Credit)	Commitment Fee
1	< 3.00 to 1.00	1.50%	2.50%	0.30%
2	≥ 3.00 to 1.00 and < 4.00 to 1.00	2.00%	3.00%	0.40%
3	≥ 4.00 to 1.00	2.50%	3.50%	0.50%

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.
The applicable Borrower may select interest periods of one week, one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months or less) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.
“LIBOR” and “Base Rate” will have meanings given to the terms “Eurocurrency Rate” and “Base Rate” in the Existing Credit Agreement.
Immediately upon the occurrence of any principal payment or bankruptcy event of default or upon the request of the required lenders during the continuance of any other event of default, interest will accrue on the outstanding obligations under the Senior Credit Facilities at the Default Rate (as defined in the Existing Credit Agreement).
Commitment Fee:    A commitment fee of, initially, 0.50% per annum shall be payable on the actual daily unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments under the Revolving Credit Facility. From and after delivery of the financial statements for the first full fiscal quarter following the Closing Date, the commitment fee will be subject to adjustment based on the grid set forth above. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation. No commitment fee shall be paid to any defaulting lender.
Calculation of Interest and Fees:    Same as the Existing Credit Agreement.

Cost and Yield Protection:    Same as the Existing Credit Agreement.
Tax Gross-Up:    Same as the Existing Credit Agreement.
Letter of Credit Fees:    Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee equal to 12.5 basis points per annum will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.
Maturity:    Term Loan Facility: 7 years after the Closing Date.

Annex I-3

Revolving Credit Facility: The Revolving Maturity Date (as defined in the Existing Credit Agreement).
Incremental Facilities:    Same as the Existing Credit Agreement; provided that in the case of an incremental term facility (i) the maturity date applicable to such incremental term facility shall be on or after the maturity date of the Term Loan Facility (and the weighted average life shall be no shorter than the weighted average life of the Term Loan Facility) and (ii) in the event that the all-in yield for such incremental term facility is greater than the all-in yield for the Term Loan Facility by more than 0.50%, the Applicable Margin for the Term Loan Facility shall be increased to the extent necessary so that the all-in yield for such incremental term facility is not more than 0.50% higher than the all-in yield for the Term Loan Facility.
Refinancing Facilities:     Same as the Existing Credit Agreement.
Documentation Standard:    The Credit Documentation for the Senior Credit Facilities shall be in the form of an amendment to the Existing Credit Agreement pursuant to Section 2.17 of the Existing Credit Agreement (in the case of the Acquisition Term Loans) and Section 2.18 of the Existing Credit Agreement (in the case of the TLA Backstop Term Loans and the Revolving Credit Facility) and shall otherwise be consistent with the Existing Credit Agreement except as set forth herein (collectively, the “Senior Facilities Documentation Standard”).

Scheduled Amortization:    Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal in aggregate annual amounts equal to 1.00% of the original aggregate principal amount of the Term Loan Facility, with the balance payable at final maturity of the Term Loan Facility.
Revolving Credit Facility: None.
Mandatory Prepayments:    Same as the Existing Credit Agreement.
Optional Prepayments and Commitment Reductions:    The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the applicable Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom and (y) as set forth in “Repayment Premium” below. Each optional prepayment of the Term Loan Facility shall be applied as directed by the Company. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced permanently or terminated by the Company at any time without penalty.

Repayment Premium:    In the event that all or any portion of the Term Loan Facility is subject to a Repricing Transaction (as defined in the Existing Credit Agreement) occurring on or prior to the date that is six months following the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loan Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Credit Documentation as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment in connection with a Repricing Transaction, such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced. For the avoidance of doubt, in no event shall the application of proceeds of an equity issuance be deemed a Repricing Transaction.

Annex I-4

Security:    Same as the Existing Credit Agreement.
Conditions Precedent to Closing and Initial Funding:    Any conditions to the availability of the initial borrowing and other extensions of credit under the Senior Credit Facilities on the Closing Date will be limited to those conditions specified in paragraph 5 of the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Revolving Credit Facility After the Closing Date:     Same as the Existing Credit Agreement.

Representations and Warranties:    Same as the Existing Credit Agreement. Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty (other than a Specified Representation) arising solely by reason of any matter or circumstance relating to the Acquired Business and its subsidiaries will be deemed not to be a breach of a representation or warranty if, and for so long as, the circumstances giving rise to the relevant breach of representation or warranty: (a) are capable of being remedied within the Clean-Up Period and the Company and its subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not be reasonably likely to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of its subsidiaries immediately prior to the Closing Date.

Covenants:    Same as the Existing Credit Agreement, except that Section 7.11(b) of the Existing Credit Agreement shall, to the extent applicable, be amended consistent with the Financial Covenant Amendment.
Events of Default:    Same as the Existing Credit Agreement, it being understood that with respect to the financial covenants applicable to the Revolving Credit Facility, a breach shall only result in an event of default with respect to the Term Loan Facility upon the Lenders under the Revolving Credit Facility having terminated the commitments under the Revolving Credit Facility and accelerating any loans thereunder then outstanding.
Assignments and Participations:    Same as the Existing Credit Agreement.

Waivers and Amendments:    Same as the Existing Credit Agreement.
Indemnification:    Same as the Existing Credit Agreement.
Governing Law:    New York.
Expenses:    Same as the Existing Credit Agreement.
Counsel to the Senior Lead Arrangers and the Senior Administrative Agent:    Cahill Gordon & Reindel LLP.

Annex I-5

ANNEX II-A
SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	The Company.

Guarantors:	Same as the Senior Credit Facilities.

Bridge Administrative Agent:	Bank of America, N.A. or an affiliate thereof will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).
Joint Lead Arrangers and

Bookrunning Managers:
BofA Securities, Inc. (or any of its affiliates) (“BofA Securities”), Citizens Bank, N.A. (“Citizens”), MUFG (as defined below), SunTrust Robinson Humphrey, Inc. (“STRH”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), BMO Capital Markets Corp. (“BMO”), Santander Bank, N.A. (“Santander”), KeyBanc Capital Markets Inc. (“KBCM”), Regions Capital Markets (“Regions”) and Deutsche Bank Securities Inc. (“DBSI”) and Fifth Third Bank, National Association (“Fifth Third”) will act as joint lead arrangers and joint bookrunning managers for the Bridge Loans (the “Bridge Lead Arrangers”). “MUFG” means MUFG Union Bank, N.A., MUFG Bank, Ltd., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein.

Bridge Lenders:
Banks, financial institutions and institutional lenders selected by the Bridge Lead Arrangers in consultation with the Borrower (excluding the Excluded Institutions) and that are reasonably acceptable to the Borrower (with the Borrower’s consent not to be unreasonably withheld, conditioned or delayed) and, after the initial funding of the Bridge Facility, subject to the restrictions set forth in the Assignments and Participations section below (the “Bridge Lenders”).

Bridge Loans:
An amount equal to $300.0 million (as may be reduced by the Bridge Commitment Reduction) of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate amount of gross proceeds of (a) any Notes or (b) without duplication, any other debt securities of the Borrower issued on or prior to the Closing Date to finance the Acquisition and designated in writing by the Borrower as “Permanent Securities” (collectively, “Permanent Securities”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Annex II-A-1

Ranking:
The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower. The guarantees will be senior unsecured obligations of each Guarantor and rank pari passu in right of payment with or senior to all other unsecured obligations of such Guarantor.

Security:	None.

Purpose:
The proceeds of the Bridge Loans, together with borrowings under the Senior Credit Facilities on the Closing Date, the Equity Issuance, and the Additional Equity Issuance, if any, shall be used (i) to finance in part the Acquisition, (ii) to consummate the Backstop Refinancing (if applicable) and (iii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.
“Applicable Margin” shall initially be 325 basis points, and will increase by an additional 50 basis points at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed the Total Cap (as defined in the Fee Letter).
“LIBOR” shall be deemed to be not less than 1.00% per annum.
Immediately upon the occurrence of any principal payment or bankruptcy event of default or upon the request of the required lenders during the continuance of any other event of default, interest will accrue (i) on the principal of the any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to the Bridge Loans, and will be payable on demand.
All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Consistent with the Bridge Documentation Standard.

Amortization:	None.

Optional Prepayments:
The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower shall prepay the Bridge Loans without premium or penalty together with accrued interest to the prepayment or purchase

Annex II-A-2

date, with (a) subject to customary exceptions and thresholds consistent with the Existing Credit Agreement, all the net cash proceeds by the Borrower or any of its subsidiaries from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in assets useful in the business of the Borrower or any of its subsidiaries within twelve months of the date of such disposition or casualty event and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period, (b) all net cash proceeds from the issuance or incurrence after the Closing Date of any Take-Out Financing (as defined in the Fee Letter) or any qualifying refinancing indebtedness and (c) all net cash proceeds from any issuance of equity interests by the Borrower, subject to exceptions to be agreed. The Borrower’s obligation to prepay Bridge Loans and purchase Exchange Notes shall be deemed to be satisfied with respect to clause (a) above on a dollar-for-dollar basis to the extent of amounts applied to repay loans under the Existing Credit Agreement (including the Term Loan Facility), and in the case of the revolving credit facility, to the extent accompanied by a permanent reduction in commitments thereunder.

Change of Control:
In the event of a Change of Control (to be defined as in the Existing Credit Agreement), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Conversion into Rollover

Loans:
If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be converted into senior unsecured rollover loans with a maturity of 8 years from the Closing Date and otherwise having the terms set forth in Annex II-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into

Exchange Notes:
Each Bridge Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans held by it for senior unsecured exchange notes of the Borrower having the terms set forth in Annex II-C (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless at least $100 million of Exchange Notes would be outstanding immediately after such exchange. The Exchange Notes shall not be subject to any registration rights and shall be “Rule 144A for life”.

Annex II-A-3

Bridge Loan Documentation

Standard:
The Credit Documentation for the Bridge Facility (i) shall be negotiated in good faith and be substantially identical to the Existing Credit Agreement with appropriate modifications to reflect the structure of the Bridge Facility, (ii) shall contain only the terms and conditions set forth in this Summary of Term and Conditions and other terms and provisions to be mutually agreed upon, the definitive terms of which will be negotiated in good faith, (iii) shall reflect the operational and strategic requirements of the Borrower and its respective subsidiaries in light of their size, industries and practices, (iv) shall be consistent with the proposed business plan and financial model of the Borrower, (v) shall reflect the customary agency and operational requirements of the Bridge Administrative Agent and applicable legal and accounting updates and (vi) shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions to financing in paragraph 5 of the Commitment Letter are met (collectively, the “Bridge Documentation Standard”).

Conditions Precedent:
Any conditions to the availability of the initial borrowing and other extensions of credit under the Bridge Facility on the Closing Date will be limited to those conditions specified in paragraph 5 of the Commitment Letter.

Affirmative Covenants:
In accordance with the Bridge Documentation Standard, affirmative covenants that are consistent with the Existing Credit Agreement. In addition, the Borrower will be required to comply with the Fee Letter and to use its commercially reasonable efforts in accordance with the Fee Letter to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date, including by taking the actions specified in paragraph (vii) of Annex III.

Negative Covenants:
In accordance with the Bridge Documentation Standard, negative covenants that are customary for “Rule 144A for life” high yield unsecured debt securities of issuers of similar size and credit quality; provided that prior to the Rollover Date, the limitation on restricted payments and the limitation on debt will be more restrictive than customary high yield covenants and the Existing Credit Agreement, to the extent permitted by the Existing Credit Agreement.

Representations and
Warranties, Events of
Default, Waivers and

Consents:	Based on those contained in the Existing Credit Agreement with customary modifications, including with respect to the Clean-Up Period.

Annex II-A-4

Assignments and

Participations:
Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates, and (ii) prior to the Rollover Date and so long as no Demand Failure Event (as defined in the Fee Letter) has occurred and no payment or bankruptcy event of default shall be continuing, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders would hold less than 51% of the outstanding aggregate principal amount of the loans under the Bridge Facility. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Bridge Administrative Agent in its sole discretion.

Governing Law:	New York.
Indemnification and

Expenses:	Same as the Existing Credit Agreement.
Counsel to Bridge Lead

Arrangers:	Cahill Gordon & Reindel LLP.

Annex II-A-5

ANNEX II-B
SUMMARY OF TERMS AND CONDITIONS
SENIOR ROLLOVER LOANS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Rollover Loans:
Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the Credit Documentation for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as the Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.
Immediately upon the occurrence of any principal payment or bankruptcy event of default or upon the request of the required lenders during the continuance of any other event of default, interest will accrue on the overdue principal of the Rollover Loans and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Rollover Loans, and will be payable on demand.
All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	Eight (8) years after the Closing Date (the “Rollover Maturity Date”).

Amortization:	None.

Optional Prepayments:
For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to

Rollover:	The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

Annex II-B-1

(i)	at the time of any such refinancing, there shall exist no payment or bankruptcy event of default;

(ii)	all fees due to the Bridge Lead Arrangers and the Initial Bridge Lenders shall have been paid in full; and

(iii)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants/Other Terms:
From and after the Rollover Date, the covenants, mandatory offers to purchase (in lieu of mandatory prepayments) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Rollover Loans in lieu of the corresponding provisions of the Bridge Loans (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Assignments and

Participations:	Same as the Bridge Loans.

Governing Law:	New York.
Indemnification and

Expenses:	Same as the Bridge Loans.

Annex II-B-2

ANNEX II-C
SUMMARY OF TERMS AND CONDITIONS
SENIOR EXCHANGE NOTES
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Exchange Notes:
The Borrower will issue the Exchange Notes under an indenture (the “Indenture”) which will include provisions customary for an indenture governing publicly traded high yield debt securities, but shall contain only those payments, mandatory offers to purchase, covenants and events of default expressly set forth (or referred to) in this Annex II-C and shall be consistent with the Bridge Documentation Standard (for the avoidance of doubt, for the purposes of this Annex II-C, as applicable to high yield debt securities rather than a bridge facility). The Borrower will appoint a trustee reasonably acceptable to the Bridge Administrative Agent. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as the Bridge Loans.

Security:	None.

Interest Rate:	Interest shall be payable semi-annually in arrears at a per annum rate equal to the Total Cap.
The Borrower will pay interest on overdue principal and premium, if any, at the then applicable interest rate on the Exchange Notes to the extent lawful. In addition, the Borrower shall pay interest on overdue installments of interest (without regard to any applicable grace periods), at the then applicable interest rate on the Exchange Notes to the extent lawful.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:
Until the third anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the Rollover Maturity Date.

Annex II-C-1

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.
Mandatory

Offer to Purchase:
The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture in a manner consistent with the Existing Credit Agreement) at 101% of the principal amount thereof plus accrued interest to the date of purchase (or 100% in the case of Exchange Notes held by a Commitment Party or its affiliates, with customary exceptions with respect to asset management affiliates or bona fide open market purchases). In addition, the Exchange Notes will be subject to a customary offer to purchase upon dispositions by the Borrower or any of its subsidiaries.

Right to Transfer

Exchange Notes:
Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below); provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:
Such covenants as are customary for offerings of high yield senior unsecured debt securities (including incurrence-based negative covenants) which shall be not less favorable than those in the Senior Credit Facilities or Bridge Documentation Standard (for the avoidance of doubt, the limitation on restricted payments and the limitation on debt being more restrictive than customary high yield covenants and the Senior Credit Facilities under the Bridge Facility shall not be applicable).

Registration Rights:	None.

Annex II-C-2

Governing Law:	New York.
Indemnification and

Expenses:	Same as the Bridge Loans.

ANNEX III
CONDITIONS PRECEDENT TO CLOSING
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.
The initial extensions of credit under the Facilities will, subject to the Funds Certain Provisions, be subject to satisfaction or waiver (or the substantially concurrent satisfaction, as applicable) of the following conditions precedent (as well as those set forth in paragraph 5 of the Commitment Letter):
(i)    The Acquisition (including the Equity Issuance) shall have been, or shall substantially concurrently with the funding of the Facilities be, consummated in all material respects in accordance with the terms of the Acquisition Agreement and shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers (in their respective capacities as such) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Initial Lenders (it being understood that (x) any reduction of the purchase price in respect of the Acquisition will not be materially adverse to the Lenders and the Lead Arrangers, so long as such reduction shall be applied first to reduce the amount of commitments in respect of Acquisition Term Loans and, after commitments in respect of Acquisition Term Loans have been reduced to zero, to reduce the amount of the commitments in respect of the Bridge Facility (or any Permanent Securities issued in lieu of the Bridge Facility), and (y) any increase in the purchase price in respect of the Acquisition will not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers (in their respective capacities as such) to the extent that proceeds from the issuance of common stock (or other equity on terms reasonably acceptable to the Commitment Parties) or cash on hand (other than as a result of borrowings under the Borrower’s revolving credit facility under the Existing Credit Agreement) is used to fund any such increase). The Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent the failure of any Acquisition Agreement Representation to be true and correct in all material respects gives you the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, and the Specified Representations shall be true and correct in all material respects.
(ii)    Since the date of the Acquisition Agreement, there shall not have been any Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 24, 2020) and no event, change, development, state of facts or effect shall have occurred that would reasonably be expected to have a Material Adverse Effect.
(iii)    The Lenders shall have received certification as to the solvency of the Company and its subsidiaries on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Company,

Annex II-C-3

substantially in the form of the solvency certificate attached as Exhibit N to the Existing Credit Agreement.
(iv)    The Lenders shall have received (a) customary opinions of counsel to the Borrowers and the Guarantors and customary corporate resolutions, certificates, borrowing notices and (b) subject to the Funds Certain Provisions, substantially concurrent with the consummation of the Acquisition, the Company shall have complied with any applicable requirements of Section 6.13 of the Existing Credit Agreement as of the Closing Date with respect to any entities organized in the United States (it being understood that the Company shall comply with Section 6.13 of the Existing Credit Agreement with respect to entities organized in other jurisdictions within the time periods set forth in Section 6.13 of the Existing Credit Agreement).
(v)    The Lead Arrangers shall have received:
(1)(A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of (x) the Company for the three most recently completed fiscal years of the Company ended at least 60 days before the Closing Date and (y) each of the Everest Target and the Olympus Target for such number of the most recently completed fiscal years ended at least 75 days before the Closing Date required by Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, in each case, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Company, the Everest Target and the Olympus Target for each fiscal quarter (other than the last fiscal quarter of a fiscal year) of the Company, the Everest Target and the Olympus Target ended after December 31, 2019 and at least 45 days before the Closing Date (including the comparable prior year period), in each case, reviewed under Statement on Auditing Standards No. 100 by their respective independent registered public accountants; provided, that in the case of the financial statements to be delivered pursuant to subclauses (A) and (B), (i) in the case of the financial statements of the Olympus Target, such financial statements need not include a reconciliation to generally accepted accounting principles in the United States (“GAAP”) unless it is determined that collectively, the Everest Target and the Olympus Target would be a “significant subsidiary” of the Company pursuant to Rule 1-02(w) of Regulation S-X at a level of significance of 30% or higher, as determined in accordance with Rule 3-05 of Regulation S-X and (ii) in the case of the financial statements of the Everest Target, such financial statements shall include a reconciliation to GAAP unless the Company is able to obtain a “no action letter” from the SEC permitting the exclusion of such reconciliation; and (C) a pro forma balance sheet and related statement of operations of the Company and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clauses (A) or (B) above, as applicable, as well as for the most recently completed fiscal year and interim period for which financial statements are required to be delivered pursuant to clauses (A) or (B) above, as applicable, in each case after giving effect to the Transaction (all of which financial statements shall, (i) in the case of the Company, be prepared in accordance with GAAP and Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”)

Annex III-1

(provided that such pro forma financial statements referenced in clause (C) above shall, in all cases, include reconciliations to GAAP for the financial statements of each of the Olympus Target and the Everest Target sufficient to prepare such pro forma financial statements but need not include adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (ii) in the case of the Everest Target and the Olympus Target, be prepared in accordance with IFRS EU (in the case of the Olympus Target and its Subsidiaries) or IFRS IASB (in the case of the Everest Target and its Subsidiaries), as applicable (with reconciliations to GAAP to the extent required above), but which need not be prepared in compliance with Regulation S-X (the financial statements described in clauses (A), (B) and (C), the “Required Bond Financial Statements”); provided, that the filing with the SEC of an annual or quarterly report on Form 10-K or Form 10-Q by the Company containing such required financial statements and audit reports will satisfy the foregoing requirements in clauses (A) and (B) above); provided, further that the Lead Arrangers acknowledge receipt of all financial information required to be delivered for the Company for all fiscal years and fiscal quarters of the Company ended on or prior to September 30, 2019; and
(2)(A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of (x) the Company for the three most recently completed fiscal years of the Company ended at least 60 days before the Closing Date and (y) each of the Everest Target and the Olympus Target for such number of the most recently completed fiscal years ended at least 75 days before the Closing Date required by Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, in each case, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Company, the Everest Target and the Olympus Target for each fiscal quarter (other than the last fiscal quarter of a fiscal year) of the Company, the Everest Target and the Olympus Target ended after December 31, 2019 and at least 45 days before the Closing Date (including the comparable prior year period); provided, that in the case of the financial statements to be delivered pursuant to subclauses (A) and (B), (i) in the case of the financial statements of the Olympus Target, such financial statements need not include a reconciliation to GAAP unless it is determined that collectively, the Everest Target and the Olympus Target would be a “significant subsidiary” of the Company pursuant to Rule 1-02(w) of Regulation S-X at a level of significance of 30% or higher, as determined in accordance with Rule 3-05 of Regulation S-X and (ii) in the case of the financial statements of the Everest Target, such financial statements shall include a reconciliation to GAAP unless the Company is able to obtain a “no action letter” from the SEC permitting the exclusion of such reconciliation; and (C) a pro forma balance sheet and related statement of operations of the Company and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clauses (A) or (B) above, as applicable, in each case after giving effect to the Transaction (all of which financial statements shall, (i) in the case of the Company, be prepared in accordance with GAAP (provided that such pro forma financial statements referenced in clause (C) above shall, in all cases, include reconciliations to GAAP for the financial statements of each of the Olympus Target and the Everest Target sufficient to prepare such pro forma financial

Annex III-2

statements but need not include adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (ii) in the case of the Everest Target and the Olympus Target, be prepared in accordance with IFRS EU (in the case of the Olympus Target and its Subsidiaries) or IFRS IASB (in the case of the Everest Target and its Subsidiaries), as applicable (with reconciliations to GAAP to the extent required above), but which need not be prepared in compliance with Regulation S-X (the financial statements described in clauses (A), (B) and (C), the “Required Bank Financial Statements”); provided, that the filing with the SEC of an annual or quarterly report on Form 10-K or Form 10-Q by the Company containing such required financial statements and audit reports will satisfy the foregoing requirements in clauses (A) and (B) above); provided, further that the Lead Arrangers acknowledge receipt of all financial information required to be delivered for the Company for all fiscal years and fiscal quarters of the Company ended on or prior to September 30, 2019;
(vi)    With respect to the Senior Credit Facilities, the Senior Lead Arrangers shall be provided with a period of 15 consecutive business days following delivery of the financial and other information required for the Information Memorandum to syndicate the Senior Credit Facilities (the “Bank Marketing Period”) (it being understood that the only historic and pro forma financial statements required to be delivered with respect to this clause (vi) are the Required Bank Financial Statements, and which, for the avoidance of doubt, pro forma financial statements comprising part of the Required Bank Financial Statements shall not be required to be prepared in accordance with Regulation S-X, (such required financial and other information, the “Required Bank Information”); provided that if the Bank Marketing Period would not be completed on or prior to August 21, 2020, then the Bank Marketing Period shall commence no earlier than September 8, 2020. If at any time you shall in good faith believe that you have provided all of the Required Bank Information, you may deliver to the Senior Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered all of the Required Bank Information on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Senior Lead Arrangers in good faith reasonably believe that you have not completed delivery of all of the Required Bank Information and, within two business days after their receipt of such notice from you, the Senior Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Senior Lead Arrangers to you will not prejudice your right to assert that all of the Required Bank Information has in fact been delivered).
(vii)    With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Bridge Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes (the Commitment Parties acknowledge that the condition set forth in this clause (a) has been satisfied), (b) the Investment Bank shall have received (i) a customary offering memorandum or private placement memorandum (an “Offering Memorandum”) (which for the avoidance of doubt, shall not include information customarily provided by the Investment Bank or its counsel, the description of the Notes and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval would be required for the Offering Memorandum to be complete), suitable for use in a customary “road show” relating to the Notes, which Offering Memorandum shall contain financial statements, pro

Annex III-3

formas, business and other financial data of the type customarily included in a private placement of non-convertible unsecured debt securities without registration rights pursuant to Rule 144A promulgated under the Securities Act (it being understood that the only historic and pro forma financial statements required to be delivered with respect to this clause (vii) are the Required Bond Financial Statements), but which, for the avoidance of doubt, shall not include (x) financial information (or audit reports covering financial information) that would be required to be included to permit a registration statement on Form S-1 registering an offering of the Notes to be declared effective pursuant to Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; (y) information regarding executive compensation under Item 402 of Regulation S-K or related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (z) other information not customarily provided in an offering memorandum for a Rule 144A offering without registration rights), and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Company, the Everest Target and the Olympus Target would be prepared to deliver upon completion of customary procedures in connection with the offering of the Notes (the “Required Bond Information”); provided that if at any time you shall in good faith believe that you have provided the Required Bond Information, you may deliver to the Bridge Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the Required Bond Information on the date specified in such notice and the Bond Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Bridge Lead Arrangers in good faith reasonably believe that you have not completed such delivery and, within two business days after their receipt of such notice from you, the Bridge Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Bridge Lead Arrangers to you will not prejudice your right to assert that the Required Bond Information has in fact been delivered), and (c) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following the satisfaction of the condition set forth in clause (b) above to seek to offer and sell or privately place the Notes with qualified purchasers thereof (the “Bond Marketing Period”); provided that if the Bond Marketing Period would not be completed on or prior to August 21, 2020, then the Bond Marketing Period shall commence no earlier than September 8, 2020.
(viii)    All fees due to the Administrative Agents, the Lead Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter and the Amendment Agreement shall have been, or shall substantially concurrently with the initial funding of the Facilities be, paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arranger that have been invoiced a reasonable period of time prior to the Closing Date shall have been, or shall substantially concurrent with the initial funding of the Facilities be, paid.
(ix)    The Borrowers and each of the Guarantors shall have provided (i) the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the Closing Date to the extent such information has been requested at least 10 days prior to the Closing Date and (ii) a certification regarding beneficial ownership of the Borrowers required by the Beneficial Ownership Regulations at least 5 days prior to the Closing Date to any Lender who requests such certification at least 10 days prior to the Closing Date.

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(x)    With respect to the Senior Credit Facilities, all of the applicable requirements under (i) Section 2.17 of the Existing Credit Agreement (as in effect on the Closing Date) with respect to the incurrence of the Acquisition Term Loans and (ii) if, and only if, the Financial Covenant Amendment Trigger shall not have occurred, Section 2.18 of the Existing Credit Agreement (as in effect on the Closing Date) with respect to the Revolving Credit Facility and the TLA Backstop Term Loans, in each case, shall have been complied with or waived, except to the extent that any such requirements have been satisfied on an earlier date by the making of an LCT Election (as defined in the Existing Credit Agreement) (it being understood and agreed that the Company has made an LCT Election concurrently with the execution and delivery of the Original Commitment Letter). For the avoidance of doubt, from and after the LCT Test Date (as defined in the Existing Credit Agreement), the absence of any Default or Event of Default (other than a payment or bankruptcy Event of Default) or the making of any representations or warranties (other than the Specified Representations) shall not constitute a condition precedent to the initial extensions of credit under the Facilities.
(xi)    The Closing Date shall not occur prior to April 1, 2020.

Annex III-5